Exhibit (h)(xxxv)

AMENDMENT NO. 2 TO FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment No. 2 of the Fund of Funds Investment Agreement (the “Amendment”) dated as of September 25, 2026 (the “Effective Date”), is made between The Arbitrage Funds, on behalf of its series listed on Schedule A, severally and not jointly (each, the “Acquiring Fund”), and The Select Sector SPDR Trust, on behalf of each of its series listed on Schedule B, severally and not jointly (each, the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, The Arbitrage Funds and The Select Sector SPDR Trust (the “Parties”) are parties to the Fund of Funds Investment Agreement (the “Agreement”) dated January 19, 2022, as amended; and

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual considerations contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Schedule A to the Agreement is hereby replaced in its entirety with the Schedule A attached hereto.

Notwithstanding anything to the contrary in the Agreement, until November 27, 2026 any Acquiring Fund that was not listed on the Schedule A in effect immediately prior to this Amendment No. 2 is prohibited from making an initial acquisition of shares of any Acquired Fund in excess of the Section 12(d)(1)(A)(i) limits of the 1940 Act

2.	Each reference to “Schedule B” in this Amendment shall refer to the Schedule B to the Agreement in effect as of January 19, 2022.

3.	All terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Agreement between the parties hereto.

4.	All other terms, conditions, provisions, and sections of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

Information Classification: General

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Agreed and acknowledged:

THE SELECT SECTOR SPDR TRUST

(on behalf of its series listed on Schedule B, severally and not jointly)

By:	/s/ Ann M. Carpenter

Name:	Ann M. Carpenter

Title:	President

[Remainder of page intentionally left blank; Acquiring Fund signature page follows]

Information Classification: General

THE ARBITRAGE FUNDS

(each on behalf of their series listed on Schedule A, severally and not jointly)

By:	/s/ Jon Hickey

Name:   Jon Hickey

Title:  Chief Financial Officer

Information Classification: General

SCHEDULE A

List of Acquiring Fund(s) to Which the Agreement Applies

The Arbitrage Funds

•	Arbitrage Fund
•	Water Island Event-Driven Fund
•	Water Island Credit Opportunities Fund
•	AltShares Merger Arbitrage ETF (added on 9/25/26)
•	AltShares Event-Driven ETF (added on 9/25/26)

Information Classification: General

SCHEDULE B

List of Acquired Funds to Which the Agreement Applies

Acquired Funds

Fund Name	Ticker	Trust Name
The Communication Services Select Sector SPDR Fund	XLC	The Select Sector SPDR Trust
The Consumer Discretionary Select Sector SPDR Fund	XLY	The Select Sector SPDR Trust
The Consumer Staples Select Sector SPDR Fund	XLP	The Select Sector SPDR Trust
The Energy Select Sector SPDR Fund	XLE	The Select Sector SPDR Trust
The Financial Select Sector SPDR Fund	XLF	The Select Sector SPDR Trust
The Health Care Select Sector SPDR Fund	XLV	The Select Sector SPDR Trust
The Industrial Select Sector SPDR Fund	XLI	The Select Sector SPDR Trust
The Materials Select Sector SPDR Fund	XLB	The Select Sector SPDR Trust
The Real Estate Select Sector SPDR Fund	XLRE	The Select Sector SPDR Trust
The Technology Select Sector SPDR Fund	XLK	The Select Sector SPDR Trust
The Utilities Select Sector SPDR Fund	XLU	The Select Sector SPDR Trust

Information Classification: General